Exhibit 77 Q 1(a)

                              AMENDMENT TO BY-LAWS

                           PAINEWEBBER CASHFUND INC.

             CERTIFICATE OF VICE PRESIDENT AND ASSISTANT SECRETARY


     I, Joan L. Cohen, Vice President and Assistant Secretary of PaineWebber Cashfund, Inc. ("Fund"), hereby certify that, at a duly convened meeting of the Board of Directors of the Fund held on September 28, 1994, the Directors adopted the following resolution:

     RESOLVED, that the following language replace the second and third sentences and revises the first sentence of Section 2.07 of the Fund's by-laws:


               The right to vote by proxy shall exist only if the proxy is authorized to act by (1) a written instrument, dated not more than eleven months prior to the meeting and executed either by the stockholder or by his or her duly authorized attorney in fact (who may be so authorized by a writing or by any non-written means permitted by the laws of the State of Maryland) or (2) such electronic, telephonic, computerized or other alternative means as may be approved by a resolution adopted by the Directors.



Dated:  June 19, 1995



                                    By: /s/  Joan L. Cohen
                                        -------------------------
                                        Joan L. Cohen
                                        Vice President and Assistant Secretary
                                        PaineWebber Cashfund, Inc.


New York, New York (ss)


         Subscribed and sworn before me this 19th day of June, 1995.





/s/ Jennifer Farrell
---------------------
     Notary Public